EXHIBIT 15.2
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in Registration Statement 333-143183 on Form S-8 and Registration Statement 333-171009 on Form S-8 of our report dated March 31, 2011, relating to the consolidated financial statements of Terra Nova Royalty Corporation (formerly KHD Humboldt Wedag International Ltd.) (“Terra Nova”) (which report expresses an unqualified opinion) and the effectiveness of Terra Nova’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Terra Nova for the year ended December 31, 2010.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Accountants

March 31, 2011